Exhibit 10.26

October 31, 2003

Dan Johnston

182 Jenkins Lane

Mountain View, CA 94043

Please note: This offer letter supersedes any prior written or verbal offer.

Dear Dan:

Welcome to Omnicell!  We are pleased to offer you the VP, General Counsel position reporting to me.  Your monthly salary will be $16,666.67, which is an annual equivalent of $200,000.  As part of this offer of employment, you are eligible to receive a sign-on bonus of $10,000 (less applicable taxes) payable to you on your first paycheck following your start date. If your employment is terminated prior to your six-month anniversary date, you will be required to repay the total amount (100%) of your sign-on bonus. If your employment is terminated after your 6 month anniversary date but prior to your 1 year anniversary date, you will be required to repay half (50%) of the total amount.

Pending approval by our Board of Directors, the Board will award you options to purchase up to 100,000 shares of Omnicell Common Stock at a price equal to the fair market value of such shares on the date of grant.  The shares become exercisable over a 48-month period. One quarter (25%) of the shares vest one year after the Vesting Commencement Date and 1/48 of the shares vest monthly thereafter over the next three years. Additionally, you will be included in the “Change of Control” Plan for Executives.  Details are outlined in the attached document.

Additionally, pending approval by our Board of Directors, you will be eligible to receive quarterly options to purchase 10,000 shares (40,000 annually) of Omnicell Common Stock at a price equal to the fair market value of such shares on the date of grant.  The quarterly shares become exercisable and vest immediately upon achievement of certain milestones. If the quarterly milestones are not achieved, then 100% of the shares granted shall vest 6 years after the Vesting Commencement Date.

Your start date of employment will be mutually determined upon acceptance of this offer.

If your employment is terminated without cause you will receive severance pay equivalent to twelve- (12) months’ salary at your base rate of pay in effect immediately prior to termination. “Cause” is defined as (1) conviction of any felony; (2) participation in fraud, misappropriation, embezzlement or other similar act of dishonesty or material misconduct against the Company (or its subsidiaries or affiliates); or (3) participation in any act materially contrary to the Company’s best interests

Employment at Omnicell is at-will, which means it may be terminated by you or by Omnicell at any time without liability, and is acknowledged by you upon signing this offer letter. This offer is contingent upon successful completion of background and reference checks.

We have competitive medical, dental, vision and term life plans as well as a 401(k) and Employee Stock Purchase Plan (ESPP).

As a condition of employment and required by law, you must show proof of citizenship, permanent residency in the United States or authorization to work in the United States.  To complete the federally-required verification form (I-9), we ask that you submit copies of this documentation with your new hire materials during your first week of employment.  Documents may include a US Passport, birth certificate, Social Security Card, driver’s license or Alien Registration Receipt Card.  In addition, we require that you sign our Proprietary Information Agreement, which is included with this offer letter.

If you have any questions, please give me a call at (650) 251-6482.  Please note the above offer is good for five (5) days from the date of issue.

Again, we welcome you to Omnicell as we begin this exciting stage of our Company’s development and look forward to working with you.  We believe you will make a significant contribution to the Company and the opportunities available to you will be wide open as the company grows to its potential.

Sincerely,

/s/ Dennis Wolf

Dennis Wolf

Executive Vice President of Operations, Finance and Administration & CFO

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Human Resources via confidential fax at (650) 251-6277 along with your completed and signed W-4 form.  A duplicate is enclosed for your records. This letter, along with the Proprietary Information Agreement, Policy Against Trading on the Basis of Inside Information and the Code of Ethics between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.  The above offer is good for five (5) days from the date of issue.

/s/ Dan Johnston	11/6/03
Candidate Signature	Date

11/24/03
Anticipated Start Date